Exhibit 99.07


                        Spectrum Organic Products, Inc.

Press Release                                                      March 1, 2004

Spectrum Organic Products Reports Record Sales and Profits for 2003

Spectrum Organic Products, Inc. (OTCBB--SPOP) today reported its fourth quarter and full year results for calendar year 2003. Net income for the year was a record of $2,663,600 or $0.06 per share on a fully-diluted basis versus net income for the prior year of $1,120,000 or $0.02 per fully-diluted share. The improved results were primarily attributable to the reversal of the valuation reserve previously maintained against the Company's deferred tax assets, which resulted in the Company recording a net benefit from income taxes of $1,566,600. Also contributing to the improved results was impressive sales growth in all three of the Company's primary business lines. For the fourth quarter ended December 31, 2003 the Company reported net income of $1,386,700 or $0.03 per fully-diluted share versus net income of $265,000 ($0.00 per share) for the prior year. Again, the majority of the improvement was attributable to the reversal of the reserve against the Company's deferred tax assets.

The Company reported that total net sales for the year ended December 31, 2003 were also a record of $45,676,500 compared to $40,579,300 for 2002, an increase of 13%. Comparable net sales (after eliminating sales of disposed or discontinued product lines from both periods) increased by 22% for 2003.(i) Leading the way was the Spectrum Ingredients Division, whose net sales increased by 31% versus the prior year. The SI Division benefited from the additional mass media focus on the dangers of hydrogenated oils with respect to obesity and cardiovascular disease. During 2003 several major food companies issued press releases featuring a commitment to reduce or eliminate hydrogenated oils from their packaged consumer products, which plays directly to the SI Division product lines. This same trend toward healthy oils also benefited the Spectrum Naturals(R) line of packaged culinary oils, dressings and butter substitutes, which delivered net sales growth of 19% versus the prior year. Finally, the Spectrum Essentials(R) sales of essential fatty acid nutritional supplements increased 15% over the prior year primarily as a result of increased demand for flax oil as a nutritionally-rich vegetarian source of Omega-3 and Omega-6 essential fatty acids. For the fourth quarter, comparable net sales increased by 25%, led by Spectrum Ingredients sales of industrial culinary oils and Spectrum Essentials(R) nutritional supplement sales, both of which increased by 35%, and a 15% increase in sales of Spectrum Naturals(R) culinary products.

Management believes that the Company's earnings before interest, taxes, depreciation, amortization, the industrial accident expenses and gains on the sale of product lines, ("EBITDA, as adjusted") is a relevant measure of the Company's financial performance.(ii) For the year ended December 31, 2003 the Company reported EBITDA, as adjusted of $2,436,100 compared to $2,288,500 for the previous year, an increase of 6%. The increase was primarily attributable to increased gross profit (+10%) as a result of the net sales growth, partially offset by increased operating expenses (+11%), the expenses associated with the industrial accident (+61%) and the gain recorded in the prior year on the sale of the Organic Ingredients Division. The Company incurred $410,200 of expenses during 2003 in connection with the industrial accident in April 2002. Included in that amount was an accrual to cover the plea entered by the Company on February 4, 2004 of no contest to two misdemeanor counts of violations of CAL-OSHA regulations. For the fourth quarter ended December 31, 2003 the Company reported EBITDA, as adjusted of $410,600 compared to $595,900 for the corresponding period of the prior year, a decrease of 31%. The decrease was primarily attributable to gross margin pressure and increased operating expenses.

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Spectrum President and Chief Executive Officer Neil G. Blomquist said, "Our 2003 financial results were a mixture of both good and bad. On the positive side, the year featured double-digit sales growth in each of our three major product lines and record net income. On the negative side, EBITDA, as adjusted increased only 6% versus the prior year as we suffered some gross margin erosion as a result of higher raw material costs due to organic commodity prices and the weak dollar, especially versus the euro."

Spectrum Founder and Chairman of the Board, Jethren P. Phillips, also commented, "While we will forever mourn the loss of our two employees, Javier Del Rio and Francisco Estrella Galvan, we put the financial uncertainty of the industrial accident behind us by entering the no contest plea with the DA. That will enable us to focus on our core position in healthy culinary oils and essential fatty acid nutrition, which continues to be a key strategic advantage as consumer awareness of the health problems associated with hydrogenated oils and trans fats escalates."

Spectrum Organic Products, Inc. is a leading manufacturer and marketer of organic culinary oils, vinegars, condiments and butter substitutes under the Spectrum Naturals(R) brand and essential fatty acid nutritional supplements under the Spectrum Essentials(R) brand. The Company also produces and sells a wide range of industrial oils and vinegars to other manufacturers through its Spectrum Ingredients Division.

"Safe Harbor" statements under the Private Securities Act of 1995: The statements contained in this press release, which are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by the forward-looking statements. These risks and uncertainties are described in the Company's Securities and Exchange Commission filings under the symbol "SPOP".

                                     - END -


i The following table reconciles comparable net sales to total net sales for the years ended December 31, 2003 and 2002:

                                                          2003              2002        % Change
                                                          ----              ----        --------

Spectrum Naturals(R) Culinary Products             $20,606,100       $17,268,200            +19%

Spectrum Essentials(R) Nutritional Supplements      10,353,900         9,030,400            +15%

Spectrum Ingredients/Private Label Products         14,443,400        11,065,900            +31%
                                                    ----------        ----------            ----

Comparable Net Sales                               $45,403,400       $37,364,500            +22%

Disposed/Discontinued Product Lines                    273,100         3,214,800            -92%
                                                       -------         ---------            ----

Total Net Sales                                    $45,676,500       $40,579,300            +13%
                                                   ===========       ===========            ====


ii The following table reconciles net income to EBITDA, as adjusted for the years ended December 31, 2003 and 2002:

                                                                      2003                  2002
                                                                      ----                  ----

Net income                                                      $2,663,600            $1,120,000

Provision (benefit) from income taxes                          (1,566,600)               189,800

Interest expense                                                   404,200               480,600

Depreciation and amortization                                      524,700               454,300

Gain on sales of product lines                                          --             (210,300)

Industrial accident expenses                                       410,200               254,100
                                                                   -------               -------

EBITDA, as adjusted                                             $2,436,100            $2,288,500
                                                                ==========            ==========


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